Exhibit

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Real Estate Select Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee

Fees to be Paid	$45,648,525	(a)	0.00927%	$4,231.62	(b)

Fees Previously Paid	$0.00			$0.00

Total Transaction Valuation	$45,648,525

Total Fees Due for Filing				$4,231.62

Total Fees Previously Paid				$0.00

Total Fee Offsets				$0.00
Net Fee Due				$4,231.62

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of March 14, 2022, of $31.05. This amount is based upon the offer to purchase up to 1,470,162 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc.

(b)

Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.